Exhibit 99.2

May 15, 2013

Robert Wilt Named President of Alcoa Global Primary Products

NEW YORK—(BUSINESS WIRE)—Alcoa (NYSE:AA) today announced that Robert Wilt, currently Chief Operating Officer of Alcoa’s Global Primary Products (GPP) business, has been named President of Global Primary Products effective June 1. Wilt will succeed Chris Ayers, who is leaving Alcoa to become President and CEO of Wireco World Group.

In his new role, Wilt, 45, will have overall responsibility for the Primary business that includes global aluminum smelters, refineries and mines throughout the U.S., Latin America, Australia, Iceland, Guinea, Europe and Canada. Wilt is a member of the Alcoa Executive Council, the senior leadership team that sets strategic direction for the company.

“Bob’s deep industry experience and outstanding track record at Alcoa make him uniquely qualified to lead our global Primary business,” said Klaus Kleinfeld, Alcoa Chairman and Chief Executive Officer. “He has risen through the ranks of our Primary business with noteworthy leadership and business success.”

Wilt joined Alcoa in 1999 as Superintendent at the Company’s U.S. Metals operations in Alcoa, TN. He became Plant Manager at Alcoa’s Wenatchee, WA, smelting facility in 2001, then served as Vice President of Energy Development and Vice President of Operational Excellence for GPP. He was named President of Alcoa’s U.S. Primary Products business in 2009 and to his current position earlier this year.

Wilt received a Bachelor’s degree in Engineering Management from the United States Military Academy at West Point in 1990. After receiving his commission in the U.S. Army, he served as a combat engineer officer in the 101st Airborne Division, and he is a veteran of the first Iraq war, having attained the rank of Captain. He also earned a Masters in Business Administration from Harvard Business School.

Ayers joined Alcoa in February 2010 as Chief Operating Officer of Alcoa Cast, Forged and Extruded Products. He was later named Chief Operating Officer of Alcoa’s Primary business and became president of GPP in May 2011. “We are grateful to Chris for his strong leadership at Alcoa and for positioning our upstream business for a better future during one of the industry’s most difficult periods in recent history,” Kleinfeld said.

About Alcoa

Alcoa is the world’s leading producer of primary and fabricated aluminum, as well as the world’s largest miner of bauxite and refiner of alumina. In addition to inventing the modern-day aluminum industry, Alcoa innovation has been behind major milestones in the aerospace, automotive, packaging, building and construction, commercial transportation, consumer electronics and industrial markets over the past 125 years. Among the solutions Alcoa markets are flat-rolled products, hard alloy extrusions, and forgings, as well as Alcoa® wheels, fastening systems, precision and investment castings, and building systems in addition to its expertise in other light metals such as titanium and nickel-based super alloys. Sustainability is an integral part of Alcoa’s operating practices and the product design and engineering it provides to customers. Alcoa has been a member of the Dow Jones Sustainability Index for 11 consecutive years and approximately 75 percent of all of the aluminum ever produced since 1888 is still in active use today. Alcoa employs approximately 61,000 people in 30 countries across the world. For more information, visit www.alcoa.com, follow @Alcoa on Twitter at www.twitter.com/Alcoa and follow Alcoa on Facebook at www.facebook.com/Alcoa.